Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

VR Holdings, Inc.

(A Development Stage Company)

Chester, Maryland

We hereby consent to the inclusion in this Amendment No. 6 to the Registration Statement on Form S-1 of our report dated December 13, 2010 relating to the financial statements as of September 30, 2010 and 2009 and for the years then ended and the period from July 25, 2006 (date of re-entrance into development stage) to September 30, 2010.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

December 15, 2010